UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 8, 2005

SM&A
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-23585	33-0080929
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4695 MacArthur Court, 8th Floor, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 975-1550

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 8, 2005, the Board of Directors (the "Board") of SM&A (the "Company"), upon recommendation of the Board’s Audit and Compensation Committees, approved the accelerated vesting of certain unvested and "out-of-the-money" options held by current employees, officers and directors (the "Acceleration"). The options accelerated were granted under the Company’s Second Amended and Restated Equity Incentive Plan (the "Plan").

As a result of the Acceleration, the affected unvested options are those which had exercise prices of greater than $8.87 per share. The closing sales price of the Company’s common stock on the NASDAQ National market on June 8, 2005, the effective date of the Acceleration, was $8.87. Pursuant to the Acceleration, options granted under the Plan to purchase approximately 403,000 shares of the Company’s common stock that would otherwise have vested at various times within the next four years became fully vested. Of the 403,000 options, 200,000 options granted to current Directors, 100,000 were granted to current Officers, and the remaining 103,000 options were granted to current employees. The options have a range of exercise prices of $9.07 to $12.66. As a result of the Board’s decision to approve the Acceleration, each agreement for options subject to the Acceleration is deemed to be amended to reflect the Acceleration as of the effective date, but all other terms and conditions of each such option agreement remain in full force and effect.

The decision to initiate the Acceleration under the Plan, which the Company believes to be in the best interest of the Company and its shareholders, was made primarily to reduce compensation expense that would be expected to be recorded in future periods following the Company’s adoption of Financial Accounting Standards Board ("FASB") Statement no. 123, "Share-Based Payment (revised 2004)" ("SFAS 123(R)"). The Company currently accounts for stock-based compensation using the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The SFAS 123(R) will require the Company to record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each such award. As a result of the Acceleration under the Plan, the Company expects to reduce its aggregate compensation expense related to the accelerated options by a total of approximately $1.8 million before taxes over the next four years (the remaining vesting period for the accelerated options). This estimate is subject to change, but is based on approximated value calculations using the Black-Scholes methodology. The Company will disclose the pro forma effect of this compensation expense in the pro forma footnote disclosure in its fiscal year 2005 annual report, as permitted under the transition guidance provided by the FASB.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM&A

June 13, 2005	By:	/s/ Cathy L. Wood

Name: Cathy L. Wood
Title: Executive Vice President, CFO and Secretary